ALLMERICA INVESTMENT TRUST
                                    SELECT GROWTH AND INCOME FUND  (Series # 6)
                               10F-3 Transactions for the Quarter Ended 6/30/01




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


                                                                                      Purchase as     Name of           Name of
                                Purchase   Amount of        Total Amount Purchase as  a % of Fund   Affiliated    Broker/Dealer whom
           Date of   Price Per  Commission Total Amount of of Purchase   a % of       Assets      Broker/Dealer in   securities were
Security  Transaction  Unit     per Unit   Offering                      Offering                    Syndicate          Purchased

Kraft Foods 6/12/01   $31.00    $0.8471  $8,680,000,000     $15,720,100  Less than   Less than       J.P. Morgan   C.S. First Boston
Inc.                                                                      0.01%          0.1%        Securities Inc.


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